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                           BARTLETT CAPITAL TRUST
                 MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

         Bartlett Capital Trust hereby adopts this revised Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of its current series, Bartlett Value Fund, Bartlett Value International Fund and Bartlett Europe Fund, and any series that may be established in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund").

A.       GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:

         1.      Class A Shares.    Class A shares of each Fund are offered and
sold to the public generally subject to an initial sales charge. The initial sales charge for each Fund may be waived for certain eligible purchasers and reduced or waived for certain other eligible purchasers.

         The maximum sales charge is 4.75% of the public offering price for Class A shares of each Fund.

         Class A shares of each Fund which were purchased pursuant to the sales charge waiver for purchases of $1 million or more are subject to a contingent deferred sales charge ("CDSC") of 1% of the shares' net asset value at the time of purchase or sale, whichever is less, on shares redeemed within one year of such purchase. Class A shares of each Fund held one year or longer and Class A shares of each Fund acquired through reinvestment of dividends or capital gains distributions on shares otherwise subject to this Class A CDSC are not subject to the CDSC.

         Class A shares of each Fund are subject to a service fee at an annual rate of 0.25% of the average daily net assets of the Class A shares of such Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

         2.      Class C Shares.   Class C shares are offered and sold to the
public generally without imposition of an initial sales charge.
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Bartlett Capital Trust
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         Class C shares of each Fund are subject to a CDSC of 1% of the shares'
net asset value at the time of purchase or sale, whichever is less, on shares redeemed within one year of such purchase. Class C shares of each Fund held one year or longer and Class C shares of each Fund acquired through reinvestment of dividends or capital gains distributions on shares otherwise subject to this Class C CDSC are not subject to the CDSC.

         Class C shares of each Fund are subject to a service fee at an annual rate of 0.25% of the average daily net assets and a distribution fee at an annual rate of 0.75% of average daily net assets of the Class C shares of such Fund, each under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

         3.      Class Y Shares.    Class Y shares of each Fund are sold
without imposition of a sales charge or CDSC and are not subject to any service or distribution fees.

         Class Y shares of each Fund are available for purchase only by: (i) Bartlett & Co. advisory clients that are employee benefit and retirement plans, other than individual retirement accounts and self-employed retirement plans;
(ii) retirement plans having net assets of at least $10 million; (iii) purchasers of $5 million or more of any Fund; and (iv) participants in certain wrap fee investment advisory programs that are currently or in the future sponsored by Bartlett & Co. and that may invest in Bartlett proprietary funds, provided that shares are purchased through or in connection with those programs.

B.       EXPENSE ALLOCATIONS OF EACH CLASS:

         Certain expenses may be attributable to a particular Class of shares of each Fund ("Class Expenses").  Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.
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         In addition to the distribution and service fees described above, each
Class may also pay a different amount of the following other expenses:

                 (1) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

                 (2) Blue Sky registration fees incurred by a specific Class of shares;

                 (3) SEC registration fees incurred by a specific Class of shares;

                 (4) expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

                 (5) Trustees' fees incurred as a result of issues relating to a specific Class of shares;

                 (6) litigation expenses or other legal expenses relating to a specific Class of shares;

                     (1.     transfer agent fees and shareholder
                      servicing expenses identified as being attributable to a specific Class; and

                     (2.     such other expenses actually incurred in a
                      different amount by a Class or related to a Class' receipt of services of a different kind or to a different degree than another Class.
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C.       EXCHANGE PRIVILEGES:

         Class A, Class C and Class Y shares of each Fund may be exchanged for shares of the corresponding Class of other Bartlett mutual funds or for shares of Legg Mason Cash Reserve Trust, or may be acquired through an exchange of shares of the corresponding Class of those other Bartlett funds or for shares of Legg Mason Cash Reserve Trust.

         These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into funds that are legally registered for sale in the investor's state of residence.

D.       CLASS DESIGNATION:

         Subject to approval by the Board of Trustees of Bartlett Capital Trust, a Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.       ADDITIONAL INFORMATION:

         This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Fund contains additional information about the Classes and each Fund's multiple class structure.

DATE OF EFFECTIVENESS:

         This Multiple Class Plan is effective on July 18, 1997, provided that this Plan shall not become effective with respect to any Fund unless such action has first been approved by the vote of a majority of the Board of Trustees of Bartlett Capital Trust, and by vote of a majority of those trustees who are not interested persons of Bartlett Capital Trust.